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                                                                   EXHIBIT 10.11

                SUMMARY OF ARRANGEMENT EFFECTIVE JANUARY 1, 2005,
                  BETWEEN DOVER CORPORATION AND THOMAS L. REECE

      Thomas L. Reece, who retired from his position as Chief Executive Officer of Dover Corporation (the "Company") effective December 31, 2004, remains the Chairman of the Board and will serve as a director of each of the Company's six segment subsidiaries for the year 2005, and will provide substantial consultation and advice throughout the year. For such services, Mr. Reece will receive for 2005 the same base salary ($1,000,000) that he received in 2004. Mr. Reece will also be provided continued health insurance coverage at no cost to him for the next three years until he reaches age 65, but will receive substantially no other compensation or perquisites. For the year 2005, Mr. Reece will not receive the directors' compensation received by other non-management directors of the Company.

      This arrangement was approved by the Board of Directors on November 4, 2004 and February 10, 2005, upon the recommendation of the Compensation Committee.